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                                                                     Exhibit 3.4


                        NEW PLAN EXCEL REALTY TRUST, INC.

                        AMENDMENT TO THE RESTATED BYLAWS

            1. Article VII, Section 1 of the Corporation's bylaws hereby is amended by deleting the third sentence thereof and replacing it with the following:

            "In addition to the signatures of the officers of the Corporation required pursuant to the preceding sentence, each certificate may be signed or countersigned by any transfer agent and/or registrar of the Corporation. Any signature on a stock certificate, including that of any transfer agent or registrar, may be either manual or facsimile."